Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

HARRIS FINANCIAL CORP.,

HARRISDIRECT LLC

and

E*TRADE FINANCIAL CORPORATION

Dated as of August 7, 2005

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibit A – Form of Transitional Services Agreement

Exhibit B – Form of Closing Date Balance Sheet

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 7, 2005, among Harris Financial Corp., a Delaware corporation (the “Seller”), Harrisdirect LLC, a Delaware limited liability company (the “Company”), and E*TRADE Financial Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used herein are defined in Article IX.

R E C I T A L S:

WHEREAS, the respective boards of directors of each of Seller and Purchaser and the board of managers of the Company have approved the execution and delivery of, and performance under, this Agreement by such party, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller owns 100% of the outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the Membership Interests upon the terms and conditions contained in this Agreement;

WHEREAS, simultaneous with the execution and delivery of this Agreement, Seller and Purchaser are executing and delivering a transitional services agreement substantially in the form attached hereto as Exhibit A (the “Transitional Services Agreement”), which Transitional Services Agreement shall take effect at the Closing; and

WHEREAS, Seller, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale. (a) Upon the terms and subject to the conditions set forth in this Agreement and, subject to the provisions of Section 1.1(b), Seller agrees to sell and transfer the Membership Interests to Purchaser, and Purchaser agrees to purchase the Membership Interests from Seller, free and clear of all Liens (the “Purchase”).

(b) At any time prior to the Closing Date, Purchaser may designate one or more of its Affiliates to purchase all or any portion of the Membership Interests, provided that such designation would not delay the Closing and provided, further, that no such designation shall relieve Purchaser of its obligations under this Agreement and any such designee shall agree in writing to be bound by the terms and conditions of this Agreement.

1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser shall pay Seller an aggregate purchase price of seven hundred million dollars ($700,000,000), in immediately available funds by wire transfer (the “Purchase Price”), subject to adjustment pursuant to Section 1.3.

1.3 Closing Net Capital Adjustment. (a) One business day prior to the Closing Date (the “Balance Sheet Date”), Seller shall deliver to Purchaser (i) an unaudited statement of financial condition of the Company as of the Balance Sheet Date, substantially in the form of Exhibit A hereto (the “Indicative Balance Sheet”) and (ii) a statement setting forth Seller’s calculation of Net Capital of the Company as of such date (“Estimated Net Capital”), prepared using the Balance Sheet Principles.

(b) Closing Net Capital Statement. As promptly as practicable, and in any event within thirty (30) calendar days after the Closing Date, Purchaser shall deliver or cause to be delivered to Seller (i) an unaudited statement of financial condition of the Company as of the Closing Date (the “Closing Date Balance Sheet”) prepared using the Balance Sheet Principles, and (ii) a statement setting forth Purchaser’s calculation of Estimated Net Capital (“Closing Net Capital”) as of such date (the “Closing Net Capital Statement”) prepared in accordance with the Balance Sheet Principles.

(c) Review of Closing Net Capital Statement. Within thirty (30) calendar days after the delivery to Seller of the Closing Date Balance Sheet and the Closing Net Capital Statement (the “Seller Review Period”), Seller shall notify Purchaser of its agreement or disagreement with the calculation of Closing Net Capital as set forth in the Closing Net Capital Statement. If Seller in good faith disagrees with Purchaser’s determination of Closing Net Capital of the Company, Seller may deliver to Purchaser, prior to the expiration of the Seller Review Period, a notice (the “Seller Objection Notice”) setting forth in reasonable detail (i) the items or amounts with which Seller disagrees and the basis for such disagreement and (ii) Seller’s proposed corrections to the Closing Net Capital Statement and the calculation of Closing Net Capital (collectively, the “Seller Objection”). If Seller does not deliver a Seller Objection Notice within the Seller Review Period, Seller shall be deemed to agree in all respects with the Closing Net Capital Statement and the items and amounts reflected thereon shall be final and binding upon Purchaser and Seller.

(d) Review by Accountants. If a Seller Objection Notice is properly and timely delivered and Purchaser and Seller are unable to resolve any disagreement between them with respect to the determination of Closing Net Capital of the Company as of the Closing Date within thirty (30) calendar days after delivery of a Seller Objection Notice, Purchaser and Seller shall, within fifteen (15) calendar days after the end of such 30-day period, cause Ernst & Young LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller) (the “Accountants”), acting as experts and not as arbitrators, to promptly review the disputed items or amounts in the Closing Net Capital Statement and the calculation of Closing Net Capital for the purpose of resolving such dispute. In performing their review, the Accountants shall apply the Balance Sheet Principles and determine the accurate application of the Balance Sheet Principles to only those items or amounts in the Closing Net Capital Statement and the calculation of Closing Net Capital as to which Seller has, in the Seller Objection Notice, disagreed. The Accountants shall be required to deliver to Purchaser and Seller, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts and the final calculation of the Closing Net Capital as of the Closing Date. Purchaser and Seller shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items.

Upon delivery of the Accountants’ report, such report and the calculation of Closing Net Capital set forth therein shall be final and binding upon Purchaser and Seller, and in connection with such Accountants’ report, no party shall seek recourse to the courts, other tribunals or venues pursuant to this Agreement or otherwise, other than to collect any amounts due under this Section 1.3. The cost of such review and report shall be split equally by Purchaser on the one hand and Seller on the other hand.

(e) Cooperation. Each of Purchaser and Seller shall cooperate and assist each other, in each case in all reasonable respects, in the preparation of the Closing Date Balance Sheet and the Closing Net Capital Statement and in the conduct of the reviews referred to in this Section 1.3, including (i) Purchaser making available to Seller, to the extent reasonably necessary or helpful, books, records, workpapers and personnel of the Company’s business, and (ii) Seller making available to Purchaser, to the extent reasonably necessary or helpful, books, records, workpapers and personnel of Seller (in each case solely as they relate to the Company’s business prior to Closing).

(f) Final Payment. Within three (3) business days after the calculation of Closing Net Capital becoming final pursuant to Section 1.3(c) or Section 1.3(d), as applicable, (i) Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the amount, if any, by which Closing Net Capital (as finally determined pursuant to Section 1.3(c) or Section 1.3(d), as applicable) exceeds the Estimated Net Capital, or (ii) Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the amount, if any, by which the Estimated Net Capital exceeds the Closing Net Capital (as finally determined pursuant to Section 1.3(c) or Section 1.3(d), as applicable).

1.4 Pre-Closing Matters. Immediately prior to Closing, the Company shall:

(a) repay to Seller the outstanding principal amount of the Intercompany Subordinated Debt, together with any interest accrued thereon to the Closing Date; and

(b) following the repayment of the Intercompany Subordinated Debt, make a cash distribution to Seller of all of the Net Capital of the Company in excess of $16 million, calculated based on the Closing Date Balance Sheet, after giving effect to repayment of the Intercompany Subordinated Debt and the provisions of Rule 15c3-1 promulgated under the Exchange Act. For the avoidance of doubt, Seller shall not permit the Company to make any distribution or repayment pursuant to this Section 1.4(a) that would cause the Estimated Net Capital to be less than $16 million.

1.5 Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as the parties may agree. The “Closing Date” shall be the date upon which the Closing occurs.

1.6 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) The Purchase Price as provided in Section 1.2;

(b) The certificates and other documents required to be delivered pursuant to Section 6.3; and

(c) Such other documents and instruments as may be necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.

1.7 Deliveries by Seller and the Company. At the Closing, Seller and the Company shall deliver to Purchaser the following:

(a) Evidence of the registration of the sale of the Membership Interests;

(b) The certificates and other documents required to be delivered pursuant to Section 6.2;

(c) An undated IRS Form 8023 (and any similar form under applicable state or local law) properly executed by Seller in respect of the Section 338(h)(10) Election; and

(d) Such other documents and instruments as may be necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.

1.8 Excluded Accounts. On or prior to the Closing Date, the Company will enter into an introducing broker agreement with Harris Nesbitt Corp. (“Harris Nesbitt”) pursuant to which the Company will assume responsibility as the fully disclosed broker-dealer for the Excluded Accounts, which will be maintained by Harris Nesbitt (the “IB Agreement”). On and after the Closing Date, the customer relationship and goodwill associated with each Excluded Account will remain exclusively with Harris Nesbitt, and Harris Nesbitt will be entitled at any time to terminate the IB Agreement and to arrange to trade the Excluded Accounts through a broker-dealer other than the Company. Purchaser and, after the Closing, the Company shall cooperate with Seller to effect transfers of all Cash Balances associated with the Excluded Accounts that are not on deposit at Harris Deposits to an Affiliated financial institution of Seller designated by Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

2.1 Corporate Status, etc.

(a) Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization, etc. Seller has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Seller, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general equitable principles.

2.2 No Conflicts. The execution and delivery of this Agreement by Seller do not, and the performance of its obligations hereunder will not, (i) violate the Organizational Documents of Seller or (ii) subject to the Company’s obtaining the Consents referred to in Section 3.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Seller is a party or by which it or its properties or assets are subject or bound, except in the case of clause (ii) for such conflicts, breaches or violations that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby.

2.3 Ownership of Membership Interests. Seller legally and beneficially owns all of the Membership Interests, free and clear of any Liens, except for those Liens created by the terms of this Agreement.

2.4 Authority of Subsidiaries and Affiliates of Seller. As of the Closing Date, The Harris Bank N.A. (“Harris Deposits”) shall have all necessary power and authority to comply with the provisions of Section 5.17 and the compliance by Harris Deposits with the provisions of Section 5.17 will not (i) violate the Organizational Documents of Harris Deposits, (ii) conflict with, breach or violate any Law, Governmental Order or Permit to which Harris Deposits is a party or by which it or its properties or assets is bound or (iii) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights, obligations or penalties under, or result in a loss of any benefit under, any Contract to which Harris Deposits is a party or by which it or its properties or assets are subject or bound, except, in the case of clause (ii) or (iii) above, for such conflicts, breaches or violations that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Harris Deposits to comply with the provisions of Section 5.17.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Purchaser on or prior to the date hereof (the “Disclosure Letter”), the Company represents and warrants to Purchaser as follows:

3.1 Corporate Status, etc.

(a) Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or the conduct of its business requires such qualification, except for any failures to be in good standing, or to be so qualified, individually or in the aggregate, that would not be reasonably likely to have a Material Adverse Effect. The Company has no subsidiaries.

(b) Authorization, etc. The Company has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action of the Company and no additional limited liability company authorization or consent is required in connection with the execution, delivery and performance by the Company of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general equitable principles.

3.2 Capitalization.

(a) The Company. The Membership Interests are owned beneficially and of record by Seller, free and clear of all Liens. As of the date hereof, there are no, and on the Closing Date there will not be any, Membership Interests outstanding other than the Membership Interests owned of record and beneficially by Seller.

(b) Agreements with Respect to Company Securities. There are no (i) preemptive or other outstanding rights, subscriptions, options, warrants or conversion, put, call, exchange or other rights or agreements, commitments, arrangements or understandings of any kind pursuant to which the Company, contingently or otherwise, is or may become obligated to issue, sell, purchase, return or redeem, or cause to be issued, sold, purchased, returned or redeemed, any Company Securities; or (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound relating to the voting, purchase, redemption or other acquisition of Company Securities. There are no dividends, whether current or accumulated, due or payable on any Company Securities. Except for this Agreement, the Company is not, or is not obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Company Securities.

(c) No Equity Interests or Other Outstanding Investment Obligations. Except as set forth on Schedule 3.2(c) of the Disclosure Letter, the Company does not own any capital stock of or other equity securities or interests in any other Person. The Company is not a party to any stockholder agreement, voting trust or other agreement or understanding relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person. There are no outstanding obligations of the Company to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise) to any other Person.

3.3 No Conflicts; Consents.

(a) No Conflicts. The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder will not, (i) violate the LLC Agreement of the Company, (ii) subject to obtaining the Consents referred to in Section 3.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which the Company is a party or by which it or its properties or assets are subject or bound, (iii) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights, obligations or penalties under, or result in a loss of any benefit under, any Contract to which the Company is a party or by which it or its properties or assets are subject or bound or (iv) result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of Purchaser or any of its Affiliates, except, in the case of clause (ii), (iii) or (iv) above, for such conflicts, breaches, violations, defaults, terminations, amendments, cancellations, suspensions, accelerations, losses or Liens that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect.

(b) Consents. Except as set forth on Schedule 3.3(b) of the Disclosure Letter and except for (i) the notification requirements of the HSR Act and the termination of the applicable waiting period thereunder, (ii) the approval required under Rule 1017 of the NASD, (iii) the OTS Approval and (iv) the approval of the Pacific Stock Exchange, no Consent of or with any Governmental Entity or any third Person is required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder, except for such Consents the failure of which to obtain or make, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect.

3.4 Financial Statements. The Company has provided to Purchaser complete and correct copies of audited statements of income and cash flows of the Company for the fiscal years ended December 31, 2003 and 2004 and audited balance sheets of the Company as at such dates, together with the notes thereto, in each case audited by KPMG LLP, the Company’s certified public accountants (the “Audited Financial Statements”), and complete and correct copies of unaudited statements of income and cash flow of the Company for the quarters ended March 31, 2005 and June 30, 2005 and unaudited combined balance sheets as at the end of each such quarter (the “Unaudited Financial Statements” and, together with the Audited Financial Statement, the “Financial Statements”). Except as described in the notes thereto, the Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company as of the dates thereof or the periods then ended, subject in the case of the Unaudited Financial Statements to normal year-end adjustments and the absence of footnotes and similar presentation items therein.

3.5 Absence of Undisclosed Liabilities. Except for (i) Liabilities reflected in or reserved against in the Financial Statements, (ii) Liabilities incurred since December 31, 2004 in the ordinary course of business and (iii) other Liabilities that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, the Company does not have any Liabilities.

3.6 Events Subsequent to Latest Audited Financial Statements. As of the date of this Agreement, since December 31, 2004, other than in connection with the transactions contemplated by this Agreement or as reflected in the Unaudited Financial Statements, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has been no change, development or effect or combination of changes, developments or effects that has had or would reasonably be expected to have or result in a Material Adverse Effect.

3.7 Books and Records. The books and records of the Company are complete and correct in all material respects and maintained in all material respects in accordance with sound business practices and with the applicable rules of any Governmental Entity. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied. At Closing, all material books and records of the Company will be in the possession of the Company or will be made available or delivered to Purchaser.

3.8 Tax Matters. Except as set forth on Schedule 3.8 of the Disclosure Letter in respect of paragraphs (a), (b), (c), (d), (f) and (g) below:

(a) All Tax Returns that were or are required to be filed on or before the Closing Date by or with respect to the Company had been or will be timely filed in accordance with applicable Law, and all such Tax Returns are or (in the case of Tax Returns not yet filed) will be true and complete in all material respects. All Taxes of the Company that are due on or before the Closing Date have been or will be timely paid in full. All unpaid Taxes of the Company for Pre-Closing Tax Periods have been and will be properly accrued in the books and records of the Company and on the Indicative Balance Sheet.

(b) All deficiencies asserted in connection with, and all assessments made as a result of examinations of, the Tax Returns referred to in Section 3.8(a) have been paid in full. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. All contingent liabilities of the Company for Taxes have been properly accrued in the books and records of the Company and on the Closing Date Balance Sheet.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) The Company will not be required (i) as a result of a change in accounting method for a taxable period beginning on or before the Closing, to include any adjustment under Section 481 of the Code or the regulations thereunder (or any similar provision of state or local law) in taxable income for any taxable period beginning on or after the Closing Date or (ii) as a result of any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local tax law), to include any item of income in or exclude any item of deduction from any taxable period beginning on or after the Closing.

(e) As of the Closing Date, the Company will not be a party to, or otherwise bound by or subject to, any tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) (a “Tax Sharing Agreement”), other than the tax sharing agreement and the Illinois tax allocation agreement, each among the Company and certain of its Affiliates, which agreements shall be terminated as of such date in accordance with Section 5.7(a). The Company has never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which Seller was the common parent or otherwise has any potential liability with respect to the Taxes of any other person (other than the Company) as a transferee, or a successor, or by contract or otherwise.

(f) No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Schedule 3.8(f) of the Disclosure Letter contains a list of all U.S. jurisdictions to which any Taxes are properly payable by the Company.

(g) Except as set forth on Schedule 3.8(g) of the Disclosure Letter, (i) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect as of the date hereof, (ii) the Company is not, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed and (iii) as of the date hereof, there are not pending any audits, examinations, investigations or other proceedings in respect of Taxes payable by the Company.

(h) For purposes of this Agreement, “Taxes” means (i) all federal, national, state, local or foreign taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, capital, payroll, escheat, stamp, transfer and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto, (ii) any liability of the Company for amounts described in clause (i) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (2) as a transferee or successor, (3) by contract or (4) otherwise and (iii) any liability of the Company to pay any amount under a Tax Sharing Agreement. “Tax Return” means all returns, certifications, forms and reports required to be supplied to a taxing authority relating to Taxes.

3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Letter, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company that have had or, if determined adversely to the Company, would, individually or in the aggregate, reasonably be expected to have, or result in, a Material Adverse Effect.

3.10 Customer Accounts. Any policies and practices with respect to the extension of credit by the Company to Customers are in material compliance with Regulation T of the Federal Reserve Board or any similar regulation of any SRO. Substantially all Customer margin accounts with the Company are evidenced by a customer account agreement, substantially in the form attached to Section 3.10 of the Disclosure Letter, subject to a system of customer credit and risk control and, to the knowledge of the Company, present in the aggregate no unreasonable risk of loss. As of the date of this Agreement, there are no pending material complaints from Customers that have not been resolved, except for those of which Seller has furnished to Purchaser a true and correct copy.

3.11 Registrations. (a) The Company is not subject to registration under the Investment Company Act of 1940, as amended. Set forth on Schedule 3.9(a) of the Disclosure Letter is a complete and accurate list of all jurisdictions in which the Company is registered as a broker-dealer, investment adviser, insurance agent or exchange member. In those circumstances in which the Company is required to be licensed or registered as a broker-dealer, investment adviser or insurance agency with any Governmental Entity, it is and at all times since February 1, 2002 has been duly licensed or registered as such and such registrations are in full force and effect.

(b) Except with respect to employees in training or employees who have been employed by the Company for fewer than ninety (90) days, all of the Company’s officers and employees who are required to be licensed or registered to conduct the business of the Company are and at all required times have been duly licensed or registered in each state and with each Governmental Entity in which or with which such licensing or regulation is so required (such officers and employees are collectively, the “Registered Representatives”). To the knowledge of the Company, none of the Registered Representatives is or has been subject to any disciplinary or other regulatory compliance proceeding.

3.12 Compliance with Laws. (a) Each of the Company and, to Seller’s knowledge, officers and employees of the Company that engages in the conduct of business is in material compliance with all Laws or Governmental Orders applicable to the Company or to such officers and employees with respect to their conduct of business for the Company and with the applicable rules of all Governmental Entities. The Company has all material governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct its business as presently conducted (“Permits”). All such Permits are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened or, reasonably likely; and all such Permits are current, except for any failure to be in full force and effect, suspension or cancellation that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. The Company has complied in all material respects with all privacy policies and standards established by the Company for the use and disclosure of personal data provided by its customers.

(b) The Company has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations with any Governmental Entity. The Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it has been required to file since February 1, 2002 with any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file or pay would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof. Each such registration is in full force and effect on the date hereof. Except for normal examinations conducted by a Governmental Entity in the regular course of the Company’s business, no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company. There is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company.

(c) The Company’s activities do not require it to be registered as an exchange or transfer agent, a clearing agency, a municipal securities dealer, a governmental securities dealer, a futures commission merchant, a commodity trading adviser or a commodity pool operator.

(d) Seller has made available to Purchaser true and complete copies of the following documents filed or furnished since February 1, 2002 to the date hereof with respect to the Company: (i) Form BD and all amendments thereto; (ii) all material state filings not included as part of clause (i); (iii) Form ADV and all amendments thereto; (iv) all material correspondence to or from the SEC, any SRO, and any state regulatory officials or agencies; (v) all Rule 17a-5 reports; (vi) all Forms U-4 and U-5; (vii) the written reports of any regulatory examinations; (viii) any operating restriction imposed by any SRO; and (ix) all material internal audit reports.

3.13 Employee Benefits. Except as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect:

(a) All benefit and compensation plans, contracts, policies or arrangements (written or oral) covering current or former employees of the Company (the “Employees”), current independent contractors of the Company, and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and employment and consulting agreements (the “Benefit Plans”) are listed on Schedule 3.13(a), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office (which has not been revoked, modified or limited), including any master or prototype plan, has been separately identified.

(b) The Company has not engaged in a prohibited transaction with respect to any Benefit Plan which is subject to ERISA (an “ERISA Plan”) that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. The Company has not incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any ERISA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) The Company has made all contributions required to be made under each Benefit Plan, as of the date hereof, all of the Company’s obligations in respect of each Benefit Plan have been properly accrued and reflected in the Financial Statements. Neither any Pension Plan nor any single-

employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. The Company has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened litigation, arbitration, governmental investigation or other legal proceeding relating to the Benefit Plans. The Company has no obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement other than being a participating employer under the Harris Retiree Medical Plan. The Company may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(f) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Schedule 3.13(f) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Benefit Plans. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) With respect to each Benefit Plan, true, correct, and complete copies of the applicable following documents have been (or will be if requested to be) delivered to Purchaser: (A) all current plan documents and related trust documents, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto; (B) Forms 5500, financial statements, and actuarial reports for the last three plan years; (C) the most recently issued IRS determination letter; (D) summary plan descriptions and all summaries of material modifications; and (E) all material written communications to employees and other participants relating to such plans.

3.14 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and no collective bargaining agreement is being negotiated by the Company. As of the date hereof, there is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company. None of the Company or any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable state agency, except in each case for such exceptions that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours except for any failures of compliance that, individually or in the aggregate, would not be reasonably likely to have or result in a Material

Adverse Effect. The Company has not received written notice of any investigation, charge or complaint pending before the Equal Employment Opportunity Commission or any other federal or state government agency or court or other tribunal regarding an unlawful employment practice, except for any investigation, charges or complaints that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect. The Company is and has been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act or similar state statute.

3.15 Real Property.

(a) Schedule 3.15(a) of the Disclosure Letter lists all material real property which is owned by the Company (the “Owned Real Property”). Except in each case as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect, the Company has good and marketable title to and is the record owner of the portions of the Owned Real Property shown on Schedule 3.15(a) of the Disclosure Letter as being owned by it, free and clear of all Liens except Permitted Liens, and except for the Leased Real Property, no Person owns any material real property used by the Company except the Company.

(b) Except in each case as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect, the Owned Real Property and the Leased Real Property, together with easements appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to conduct the business of the Company in substantially the manner it has been conducted prior to the date of this Agreement.

(c) The Company has provided to Purchaser copies of all material real property leases and subleases of the Company (the “Leased Real Property”) and any and all ancillary documents pertaining thereto to which the Company is a party or is bound (the “Leases”). Except in each case as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect, each of the Leases (including any option to purchase contained therein) is legal, valid, binding and enforceable against the Company and in full force and effect and, to the knowledge of the Company, is enforceable against the lessor which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company under any Leases. Except in each case as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect, no lessor has any right of termination or cancellation under any material Lease, except upon a material breach or default by the Company, as applicable, thereunder. Except as set forth in Schedule 3.15(c) of the Disclosure Letter, the Company has not assigned or sublet its interest under any Lease.

3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Disclosure Letter sets forth a true and complete list of all (i) Registered Intellectual Property owned by the Company, indicating for each item of such Registered Intellectual Property the registration or application number and the applicable filing jurisdiction, (collectively, the “Scheduled Intellectual Property”), and (ii) all Intellectual Property Contracts that are material to the business of the Company as currently conducted (the “Material IP Contracts”).

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and except as set forth on Schedule 3.16(b) of the Disclosure Letter:

(i) The Company is the sole and exclusive owner of all right, title and interest in and to, the Scheduled Intellectual Property, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to the Intellectual Property Contracts). The Company has the valid right to use the other Intellectual Property used in connection with the business of the Company as currently conducted. The Scheduled Intellectual Property (A) is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or rights, (B) has not been adjudged invalid or unenforceable, and (C) is valid, subsisting and enforceable. The operation of the business of the Company as currently conducted does not and, to the knowledge of the Company, will not infringe, dilute or misappropriate the Intellectual Property of any third party, and no claim has been made in writing, is pending or, to the knowledge of the Company, is threatened, alleging any of the foregoing. To the knowledge of the Company, no Person is engaging in any activity or using any Intellectual Property that infringes, dilutes or misappropriates any Intellectual Property owned by the Company. The Company has taken reasonable measures in accordance with normal industry practice to protect the proprietary nature of the trade secrets and confidential information that it owns or uses.

(ii) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the business of the Company as currently conducted. To the knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) materially disrupt the operation of the IT Assets, except as disclosed in its documentation.

3.17 Material Contracts. (a) Except for Contracts entered into between the Company and its customers in the ordinary course of business, Schedule 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has made available to Purchaser, prior to the date of this Agreement, true and complete copies of the following Contracts (the “Material Contracts”):

(i) all contracts and agreements that involve payment by or to the Company of an amount or value in excess of $100,000;

(ii) all Contracts relating to indebtedness for borrowed money of the Company to a third party;

(iii) all Contracts with any Governmental Entity to which the Company is a party;

(iv) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v) all Contracts between or among the Company and Seller or any Affiliate of Seller expressly contemplating an exchange of value in excess of $50,000;

(vi) all material broker, distributor, dealer, agency, sales promotion, market research and marketing consulting Contracts to which the Company is a party;

(vii) all Contracts entered into by the Company relating to the acquisition or divestiture of a business that contain ongoing indemnification or other payment obligations of the Company;

(viii) all Contracts for capital expenditures by the Company in excess of $500,000;

(ix) all Contracts for clearing or sub-clearing services to which the Company is a party;

(x) all material alliance, cooperation, joint venture, partnership or similar Contract to which the Company is a party;

(xi) all advertising Contracts providing for aggregate payments exceeding $100,000 to which the Company is a party; and

(xii) all material Contracts in respect of or with affinity partnerships and registered investment advisors to which the Company is a party.

(b) Each Material Contract is valid, binding and enforceable against the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Neither the Company nor, to the knowledge of the Company, any other Person is in material breach or violation of, or default under, any Material Contract nor has there occurred an event or condition that with the passage of time or the giving of notice (or both) would constitute a default under, or permit the termination of, any Material Contract.

3.18 Assets. The Company owns, leases or has the legal right to use (including by contractual arrangement with Affiliates of the Company) all of the properties and tangible assets used in the conduct of the business of the Company. As of the Closing, except for the Excluded Accounts and the Excluded Assets and Services, the Company will own, lease or have the legal right to use all the properties and tangible assets used by the Company or otherwise owned, leased or used by the Company; and, with respect to contract rights, the Company is a party to or enjoys (and as of the Closing, will be a party to or enjoy) the right to the benefits of all Contracts used by the Company other than properties, assets and contract rights included in or associated with the Excluded Accounts or the Excluded Assets and Services (all of such properties, assets and contract rights being the “Assets”). The Assets constitute in all material respects the properties, assets and rights forming a part of, used or held for use in, and all such properties, assets and rights as are necessary in the conduct of, the business of the Company as currently conducted. At all times since December 31, 2004, the Company has caused all tangible Assets to be maintained in accordance with reasonable business practice, and all of such tangible Assets are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for the purposes for which they are generally used.

3.19 Relationships with Related Persons. Except as set forth on Schedule 3.19 of the Disclosure Letter, no officer or director of Seller or any Affiliate thereof (other than the Company) has, or since February 1, 2002 has had, (a) any interest in any property (whether real, personal or mixed, and whether tangible or intangible), used in or pertaining to the Company’s business or (b) any direct or indirect financial interest in any transaction with the Company or any competitor of the Company; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any competitor and which are also listed on any national securities exchange shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor.

3.20 Brokers. Except for the fees and expense of Merrill Lynch & Co., which shall be paid by Seller or its Affiliates (except for the Company), the Company has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

3.21 No Other Representations. None of Seller, the Company or any of their respective directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and neither Seller nor the Company is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Company or any of its assets or businesses except as specifically set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1 Corporate Status, etc.

(a) Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization, etc. Purchaser has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly and validly authorized by all necessary corporate action of Purchaser and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Purchaser of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general equitable principles.

4.2 No Conflicts; Consents.

(a) No Conflicts. The execution and delivery of this Agreement by Purchaser do not, and the performance of its obligations hereunder will not, (i) violate the Organizational Documents of Purchaser or (ii) subject to obtaining the Consents referred to in Section 4.2(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Purchaser is a party or by which it or its properties or assets is subject or bound, except, in the case of clause (ii), for such conflicts, breaches or violations that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b) Consents. Except as required under the HSR Act, the NASD rules, the OTS Approval requirements and the OCC notice requirements, if any, no Consent of or with any Governmental Entity or third Person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain or make, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

4.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, that question the validity of this Agreement or that would reasonably be expected to have a Purchaser Material Adverse Effect.

4.4 Financing. Purchaser will have, within 14 days after the date hereof and at Closing, sufficient cash on hand or credit facilities with available borrowings, or firm commitment therefor, from financially responsible third parties, or a combination thereof, sufficient to enable them timely to perform all of their obligations under this Agreement.

4.5 Brokers. Except for the fees and expenses of Evercore Partners, which shall be paid by Purchaser, Purchaser has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

4.6 Investment Intent. Purchaser is acquiring the Membership Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

ARTICLE V

COVENANTS

5.1 Conduct of Business.

(a) From the date hereof until the Closing Date, except as expressly provided in this Agreement, the Company shall conduct its business in the ordinary course of business consistent with past practice and shall use all commercially reasonable efforts to preserve intact such business and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Company.

(b) From the date hereof until the Closing Date, except as expressly provided in this Agreement or consented to in writing in advance by Purchaser (such consent not to be unreasonably withheld), the Company shall not:

(i) create, incur, assume or modify any material amount of indebtedness except in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate;

(ii) other than in the ordinary course of business consistent with past practice, enter into, modify or amend in any material respect or terminate, release, assign or waive any material rights or claims under, any Material Contract;

(iii) issue, deliver, pledge, encumber, dispose of or otherwise distribute or cause to be granted to any Person other than Seller or its Affiliates any Company Securities or any other commitments or rights of any kind to acquire any Company Securities;

(iv) (A) merge or consolidate the Company with any other Person, acquire any business or Person by any manner, in a single transaction or a series of related transactions, or restructure, reorganize or completely or partially liquidate the Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; or (B) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of all or substantially all of the assets of the Company;

(v) (A) enter into, renew or amend any employment, consulting, severance, change in control or separation contracts or arrangements with any Employee; (B) increase the cash compensation payable to any Employee except pursuant to Contractual arrangements in effect as of the date hereof or regularly scheduled annual merit increases in the ordinary course of business consistent with past practice; or (C) adopt, enter into, amend or increase benefits or obligations under, any Benefit Plan, except in each case (1) as required pursuant to Contractual arrangements in effect as of the date hereof, (2) in connection with new hires or (3) as required by applicable Law;

(vi) amend in any manner the Organizational Documents of the Company;

(vii) change (or permit to be changed) any accounting principle or practice, except as required by a change in GAAP or by any Governmental Entity after the date hereof;

(viii) change (or permit to be changed) any material Tax procedure or practice, make (or permit to be made) any material Tax election or settle or compromise any material Tax liability;

(ix) except to the effect of complying with the covenants contained in this Agreement and in any other agreement or understanding that Purchaser and Seller may have, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its subsidiaries (other than routine employee terminations for cause); or

(x) agree or commit to do any of the foregoing.

5.2 Filings; Other Actions; Notification.

(a) Each of Purchaser, Seller and the Company shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity or any third party in order to consummate the transactions contemplated by this Agreement. Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters not related to the business of the Company that Purchaser or Seller reasonably determines should not be disclosed to the other due to confidentiality concerns, Purchaser, on the one hand, and Seller and the Company, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Purchaser or Seller and the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Seller, the Company and Purchaser shall act reasonably and as promptly as practicable. Without limiting the foregoing, the parties shall cause all necessary initial filings with all Governmental Entities in connection with the HSR Act and the rules of the NASD, the OTS Approval, a filing with the OCC (if required) and the Pacific Stock Exchange to be made as promptly as practicable on or after the date of this Agreement, and in the case of the initial filing in connection the HSR Act, but in any event no later than fifteen (15) days after the date of this Agreement. Each of Purchaser, Seller and the Company will respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement, including without limitation promptly filing a response to a “second request” from an applicable Governmental Entity in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act.

(b) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, each of Seller and the Company, on the one hand, and Purchaser, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and members or stockholders and such other matters as may be reasonably necessary or advisable in connection with any notice, report, submission or filing made by or on behalf of Purchaser, Seller, the Company or any of their respective subsidiaries to any Governmental Entity or any third party in connection with any Consent to the transactions contemplated by this Agreement.

(c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) each of Seller and the Company, on the one hand, and Purchaser, on the other hand, shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications received by Seller and the Company or Purchaser, as the case may be, or any of their Affiliates, from any Governmental Entity or any third party and (B) promptly informing the other of any discussions with any such Governmental Entity or third party, in each case with respect to the transactions contemplated by this Agreement (including, without limitation, in connection with all approvals required under the HSR Act and the NASD rules and the OTS Approval); (ii) Seller and the Company or Purchaser, as the case may be, shall give prompt notice to the other of any change that could reasonably be expected to prevent, materially delay or materially impair the ability of any such party to consummate the transactions contemplated by this Agreement; and (iii) neither Seller and the Company, on the one hand, nor Purchaser, on the other hand, shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and, if permitted by the applicable Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Notwithstanding anything to the contrary in this Agreement, in complying with any of its covenants and agreements made in this Agreement, neither Purchaser nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets (including, following the Closing Date, any portion of the business or assets of the Company), or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets (including, following the Closing Date, any portion of the business or assets of the Company) in order solely to consummate the transactions contemplated by this Agreement.

5.3 Access and Information.

(a) Subject to applicable Laws relating to the exchange of information, the direction of any Governmental Entity and any confidentiality obligations binding on the Company, prior to the Closing, the Company shall permit Purchaser and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the properties, books and records and, subject to Section 5.4, all personnel, officers, employees and agents of the Company and shall furnish such information and documents in its possession relating to the Company as Purchaser may reasonably request. All information provided or obtained pursuant to the foregoing shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, dated July 13, 2005, between Purchaser and Seller (the “Confidentiality Agreement”).

(b) To the extent permissible under applicable Law, until the later of the fifth anniversary of the Closing and such time as the information and access described below is no longer reasonably required by Seller or by any Affiliate of Seller or of the Company which Controlled Seller or the Company immediately prior to Closing (any such Affiliate, a “Parent Affiliate”), Purchaser will afford promptly to Seller, any Parent Affiliate and their respective agents reasonable access to the books, records, officers, employees, auditors and other advisors of the Company to the extent reasonably required by Seller or any Parent Affiliate for financial reporting and accounting matters; provided that any such access by Seller or any Parent Affiliate may not unreasonably interfere with the conduct of the business of the Company or Purchaser, and access to records relating to Taxes shall be governed exclusively by Section 5.7(e). Seller and the Parent Affiliates will hold, and will use all reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company provided to them pursuant to this Section 5.3(b).

(c) None of Purchaser, Seller or the Company shall, without the prior consent of the other, terminate, amend, modify or waive any provision of any confidentiality or similar agreement in respect of the matters contemplated by this Agreement to which the Company, Seller or Purchaser or any of their respective subsidiaries is a party. Each of Purchaser, Seller and the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over such matter.

5.4 Contact with Customers and Employees, etc. From the date of execution of this Agreement, Purchaser (and all of its agents and Affiliates and any of its employees, directors and officers) shall contact and communicate with the employees, consultants, customers, suppliers and distributors of the Company in connection with the transactions contemplated hereby only with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

5.5 Publicity. Seller and the Company, on one hand, and Purchaser, on the other hand, shall be required to receive the written consent of the other prior to issuing the initial press release(s) regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

5.6 Employee Matters. (a) Purchaser shall cause the Company to continue to employ all of the Employees other than the Excluded Employees following the Closing. Other than as described herein, Purchaser shall maintain for a period of one year immediately following the Closing Date employee benefit plans, programs, policies and arrangements for Employees which provide benefits that are no less favorable than to such employee benefit plans and programs that are available to similarly situated employees of Purchaser; provided, however, that the requirements of this sentence shall not apply to Employees who are covered by a collective bargaining agreement. Notwithstanding the foregoing, for a period of one year from the Closing Date, Purchaser will provide severance pay and benefits to each Employee (other than Employees covered by a collective bargaining agreement) which are the better of (i) the severance pay and benefits payable under the severance plan, program or policy of Seller or Company that was applicable to each such Employee immediately prior to the Closing Date and (ii) the severance pay and benefits payable under the severance plan, program or policy of Purchaser.

(b) Employees shall be given credit under each employee benefit plan, program, policy or arrangement of Purchaser or any of its Affiliates in which the Employees are eligible to participate (the “Purchaser Plans”) for all service with Seller or any Affiliate (to the extent such credit was given by the applicable Benefit Plan) for all purposes under all Purchaser Plans providing vacation, sick leave or other paid time off, for purposes of eligibility and vesting under all other Purchaser Plans, but not for purposes of benefit accrual under any Purchaser Plan that is a defined benefit pension plan.

(c) Effective as of the Closing Date, the Employees shall cease to be covered by Seller’s employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay (collectively, “Welfare Plans”). Seller shall retain responsibility for all Welfare Plan claims incurred by Employees prior to the Closing Date. Seller shall retain any obligation for payment of long or short-term disability claims arising from disabilities of Employees that occurred prior to the Closing Date. Purchaser shall be responsible for payment of long and short-term disability claims that arise from disabilities of Employees that occur on or after the Closing Date. For purposes of this Section 5.6(c), a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Employee becomes disabled.

(d) Purchaser agrees to (i) provide coverage for Employees under its medical, dental and health plans as of the Closing Date, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) cause such plans to honor any expenses incurred by the Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(e) With respect to all retention bonuses to which any Employees would be entitled at any time pursuant to arrangements entered into by Seller or the Company prior to the Closing Date, (i) Seller shall be responsible for payment of the retention bonuses for the Employees identified on Schedule 5.6(e) in accordance with their respective retention letters and (ii) the Company shall be responsible for payment of the remainder of any retention bonuses to all other Employees in accordance with a retention policy to be adopted by Purchaser and the Company.

5.7 Tax Matters.

(a) Tax Sharing Agreements. Each Tax Sharing Agreement that is binding on the Company is hereby terminated as to the Company effective as of the Closing, and the Company shall have no further obligations or liabilities thereunder following the Closing. Seller shall procure that each party to each such Tax Sharing Agreement executes and provides to the Company at or prior to the Closing a release of the Company from all its obligations and liabilities thereunder effective as of the Closing.

(b) Preparation and Filing of Tax Returns.

(i) Seller shall prepare and timely file (including extensions) in proper form with the appropriate Taxing Authority all Tax Returns of the Company or which include or relate to the Company for Pre-Closing Tax Periods ending on or before the Closing Date (“Pre-Closing Returns”). Seller shall timely pay or shall cause to be timely paid any and all Taxes due with respect to such Tax Returns allocable to Seller under Section 5.7(g). Seller and its Affiliates shall have the exclusive authority and obligation to prepare all Pre-Closing Returns. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns; provided, however, that (i) such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices with respect to such items, unless otherwise required by Law and (ii) Seller shall not file, or cause the Company to file, any amended Tax Return of the Company without Purchaser’s prior written consent.

(ii) Purchaser shall prepare and file in proper form with the appropriate Taxing Authority or shall cause the Company to prepare and file in proper form with the appropriate Taxing Authority, and in each case consistent with past practices, all Tax Returns of or which include the Company for Tax Periods for which Seller is not responsible pursuant to Section 5.7(b)(i) and shall pay or shall cause to be paid any and all Taxes with respect to such Tax Returns that are allocable to Purchaser under Section 5.7(g). If any portion of the Taxes due with respect to such Tax Returns is allocable to Seller, and Seller is liable for such Taxes, under Section 5.7(g), Purchaser shall provide Seller with written notice of the amount as promptly as reasonably practicable (and in any event, to the extent reasonably practicable, at least thirty (30) calendar days prior to the date on which the relevant Tax Return is required to be filed by Purchaser or payment of such Taxes is otherwise due) and Seller shall pay such amount to Purchaser as promptly as reasonably practicable (and in any event, to the extent reasonably practicable, no later than five (5) business days before such Taxes are due and payable). For sixty (60) calendar days after Closing, the requirements of the preceding sentence shall be applied in a manner that reasonably and in good faith reflects Purchaser’s ability to assume the administrative responsibilities described in the preceding two sentences.

(iii) For purposes of this Agreement, (A) the term “Pre-Closing Tax Period” means a Tax period or portion thereof that ends on or prior to the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period; (B) the term “Post-Closing Tax Period” means any Tax period that begins after the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period; and (C) the term “Straddle Tax Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

(c) Apportionment and Allocation of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a Straddle Tax Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of Taxes that are (A) based upon or related to income or receipts, capital or net worth, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 5.7(h)) or (C) wage withholding, unemployment insurance, social security or other similar Taxes, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis); and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including property Taxes and similar ad valorem obligations, such Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Section 5.7(h) shall control the allocation of Taxes thereunder.

(d) Refunds. Purchaser shall pay or cause to be paid to Seller any refunds of Taxes (other than refunds reflected in the computation of Closing Net Capital as finally determined under Section 1.3) attributable to any Tax Returns filed prior to the date of this Agreement with respect to any Pre-Closing Tax Period that are received by Purchaser or the Company, net of any costs attributable to the receipt of such refund, within 30 days after the receipt of such refund. All refunds of Taxes that are attributable to any Tax Returns filed on or after the date of this Agreement or to any Post-Closing Tax Period, and that are received by Purchaser or the Company shall be for the benefit of Purchaser.

(e) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours of records, personnel (as reasonably required and at no cost to the other party), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Without limiting the foregoing, Seller shall provide to Purchaser prior to Closing the relevant pro forma portion of all income and franchise Tax Returns filed by the Company for the five (5) most recent taxable years ending prior to the Closing Date, all Tax Returns not relating to income or franchise Taxes filed by the Company for which the applicable statutes of limitations (including any extensions or waivers thereof, whether automatic or permissive) have not yet expired and all Tax Returns obtained by Seller in connection with its acquisition of Freeman Wellwood, the Company and Morgan Stanley Online which were filed by the sellers or their affiliates in those transactions in respect of the entities or businesses acquired by Seller. In furtherance of the foregoing, Purchaser shall prepare a package of information necessary for Seller to file any consolidated, combined or unitary returns that include a Pre-Closing Tax Period (or portion thereof) within 120 calendar days following Closing. Seller, Purchaser and the Company shall retain all Tax Returns, schedules and work papers and all material records or other documents relating to all Taxes of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, including any extension, or (ii) seven (7) years following the due date for such Tax Returns, and each of Seller and Purchaser shall maintain such Tax Returns, schedules, work papers, records and documents in the same manner and with the same care it uses in maintaining its Tax Returns, schedules, work papers, records and documents. Seller, on the one hand, and each of Purchaser and the Company, on the other hand, shall give the other party reasonable written notice prior to destroying or discarding any such books or records and, if the other party so requests, the other party shall take possession of such books and records prior to the destruction thereof. Any information obtained under this Section 5.7(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(f) Controversies. Purchaser or Seller, as applicable (the “Tax Indemnified Party”) shall notify Seller or Purchaser, as applicable (the “Tax Indemnifying Party”) in writing, and in reasonable detail (taking into account the information then available), within thirty (30) calendar days of the receipt by the Tax Indemnified Party or any of its Affiliates (it being understood that the Company shall be an Affiliate of Purchaser after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Tax Indemnifying Party may be liable under Section 5.7(g) (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that delay or failure to give such notification shall not affect the indemnification provided in Section 5.7(g) except to the extent the Tax Indemnifying Party shall have been actually and materially prejudiced as a result of such delay or failure. For Tax Matters relating solely to a Pre-Closing

Tax Period, Seller, at its own expense, shall have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter, including responding to inquiries and settling audits or lawsuits; provided, however, that Seller shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax Liability of Purchaser or the Company for any Post-Closing Tax Period, including any Straddle Tax Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Seller and Purchaser shall jointly represent the interests of the Company with respect to all Tax Matters relating to a Straddle Tax Period. Purchaser shall have the exclusive authority to represent the interests of the Company for any Tax Matter not described in the preceding two sentences, including the sole right to extend or waive the statute of limitations with respect to such Tax Matter, to respond to inquiries and to settle any audits or lawsuits, provided that if such Tax Matter relates to a Tax for which Seller would be liable under Section 5.7(g) then Purchaser shall keep Seller fully informed regarding the progress of such Tax Matter and shall discuss in advance with Seller, in good faith, all significant strategic decisions relating to the Tax for which Seller would be liable. The party controlling the conduct of a Tax Matter under this Section 5.7(f) shall, in good faith, allow the other party or its counsel to consult with it regarding the conduct of or positions taken in any such proceeding.

(g) Tax Indemnification.

(i) Subject to Section 5.7(g)(iii), Seller shall indemnify Purchaser and its Affiliates (including, from and after the Closing, the Company) from and against (A) any Taxes for any Pre-Closing Tax Period resulting from, arising out of, relating to or caused by any Liability or obligation of the Company for Taxes of any person other than the Company and all losses, claims, Liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) (“Losses”) relating to such Taxes (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), (2) as a transferee or successor, (3) by contract, or (4) otherwise, (B) any Taxes resulting from the Section 338(h)(10) Election, (C) any Taxes resulting from any transaction described in Section 1.4 or any transaction undertaken by the Company, Seller or its Affiliates in preparation for or in connection with the transactions described in this Agreement, and (D) any Taxes imposed on the Company for any Pre-Closing Tax Period and any Losses relating to such Taxes and any Taxes resulting from a breach by Seller of its obligations under Section 5.7.

(ii) Purchaser shall indemnify Seller from and against any Taxes of the Company relating to Post-Closing Tax Periods, other than those described in Section 5.7(g)(i), and any Losses relating to such Taxes and any Taxes resulting from a breach by Purchaser of its obligations under this Section 5.7.

(iii) Any indemnity payment required to be made under this Section 5.7(g) shall be made by the Tax Indemnifying Party on or before the later of (x) five (5) calendar days after the Tax Indemnified Party gives notice to the Tax Indemnifying Party of the Tax or Loss to be indemnified, which notice shall set forth the amount thereof or (y) five (5) calendar days before the payment by the Tax Indemnified Party or its Affiliate of the applicable Tax or Loss.

(h) Conveyance and Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, each shall be responsible for half of all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including penalties and interest) arising from the purchase of the Membership Interests (it being understood that the foregoing does not apply to any such Taxes described in Section 5.7(g)(i)(B) or (C), which are for the account of Seller, and also does not apply to any income or franchise Taxes). The party or parties responsible therefor under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges described in the preceding sentence and pay such Taxes, fees and charges to the applicable Tax authority. For the avoidance of doubt, this Section 5.7(h) shall have priority over any other provision of Section 5.7.

(i) Seller and Purchaser (or the applicable Affiliate of Purchaser designated under Section 1.1(b)) shall make a timely, effective and irrevocable joint election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (a “Section 338(h)(10) Election”). The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 120 calendar days after the Closing Date, Purchaser shall deliver to Seller a statement (the “Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company in accordance with the Treasury Regulations under Section 338(h)(10) of the Code. If within thirty (30) calendar days after receipt of the Allocation Statement Seller notifies Purchaser in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Purchaser and Seller will negotiate in good faith to resolve such dispute. If Purchaser and Seller fail to resolve such dispute within thirty (30) calendar days, then within five days after the end of such 30-day period Purchaser and Seller shall choose a nationally recognized law or accounting firm which has no material relationship with either of them or their Affiliates and is mutually acceptable to both of them (the “Tax Referee”), and the Tax Referee shall as promptly as practicable determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. The costs, fees and expenses of the Tax Referee shall be borne equally by Purchaser and Seller. If Seller does not respond within thirty (30) calendar days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” and shall be binding on the parties hereto. Seller and Purchaser agree to act, and to cause their respective Affiliates to act, in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return, including the preparation of and filing with their respective Tax Returns (including IRS Form 8883).

5.8 Investigation. (a) Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, and its reliance upon clause (ii) of this Section 5.8 and this Agreement, has formed an independent judgment concerning, the Company, (ii) to Purchaser’s knowledge, it has been furnished with or given adequate access to such information about the Company as it has requested and (iii) neither Seller, the Company nor any of their respective directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and none of such persons or Seller or the Company shall be liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Company, any of its assets or businesses except as specifically set forth in Article III or in the certificate delivered pursuant to Section 6.2(c) of this Agreement, except in the case of fraud.

(b) In connection with Purchaser’s investigation of the Company, Purchaser has received from Seller certain estimates, projections and other forecasts for the Company, and certain budget information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Seller or any such persons liable, with respect thereto, except in the case of fraud. Accordingly, Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.8(b).

5.9 Use of Names. (a) Purchaser acknowledges and agrees that the names and marks “BMO”, “Harris”, “Harrisdirect”, “InvestorLine”, “The Harris Bank, N.A.” and “Guided Investing” (“Seller Marks”) are the sole and exclusive property of Seller or its Affiliates (other than the Company). Notwithstanding any other provision of this Agreement, following the Closing Date, neither Purchaser nor any of its Affiliates (including the Company) shall use or have any interest in any Seller Mark, any other trademark, service mark, trade dress, logo, slogan, domain name, URL (uniform resource locator), trade name, d/b/a or corporate name, including registrations and applications therefor, of Seller or any of its Affiliates (other than the Company), or any confusingly similar derivation or modification thereof, except to the extent set forth in this Section 5.9 or in a Transitional Trademark License Agreement to be mutually agreed by the Parties and executed and delivered by the Parties at or prior to the Closing. Purchaser and Seller shall cooperate in good faith to enter into a Transitional Trademark License Agreement as soon as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, Purchaser agrees that Seller, in addition to any other remedies available to it for any breach or threatened breach of this Section 5.9, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser and any of its Affiliates (including the Company) from any such breach or threatened breach.

(b) Notwithstanding the provisions of Section 5.9(a), it is hereby understood and agreed that Purchaser and its Affiliates can use the name “            direct” in any name or mark adopted for the business of the Company and its Affiliates. Purchaser and its Affiliates shall not use the name “Harrisdirect” in any manner except as permitted by Section 5.9(a). Seller agrees that it and its Affiliates will not adopt or use the name “            direct” or “Harrisdirect” as all or part of the name of any online retail discount brokerage, online trading or direct investing business or any product or service offered in connection therewith. Except as expressly provided herein and in any other agreement between the parties, Purchaser agrees that Seller shall not have any responsibility for claims by third parties arising out of, or relating to, the use after the Closing Date by Purchaser, the Company or any Affiliate thereof of any Seller Name.

(c) Seller agrees to transfer to the Company, on or prior to Closing, any and all trademark and copyright rights in the Territory in and solely to the logo design incorporating the rectangular shape and the triangle in the letter “d” which has heretofore been used in connection with the mark “Harrisdirect” (the “Logo Design”). At the Company’s request and expense, Seller will cancel any registrations for trademarks in the Territory that incorporate such logo design.

5.10 Release of Obligations. At the Closing, Seller shall, on behalf of itself and its Affiliates, execute and deliver to Purchaser, for the benefit of the Company, a general release and discharge, in form and substance reasonably satisfactory to Purchaser, releasing and discharging the Company from any and all Liabilities to Seller or any of its Affiliates, including, without limitation, those Liabilities related to the Intercompany Subordinated Debt.

5.11 No Negotiations. Seller and the Company will, and will cause their Affiliates to, immediately terminate all discussions, and Seller and its Affiliates will not, and will cause the Company and its representatives not to, and the Company will not directly or indirectly solicit, explore, initiate, or encourage any inquiries or proposals from, discuss, negotiate or cooperate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets of the Company, or any of the membership interests of the Company, or any merger, consolidation, business combination, recapitalization or similar transaction involving the Company (collectively, “Acquisition Proposals”). If

Seller or the Company receives any Acquisition Proposal, Seller and the Company will immediately notify Purchaser of its terms and the identity of the party making the proposal. The Company will request the return or destruction of all information provided to third parties pursuant to one or more confidentiality agreements prior to the date of this Agreement in connection with the solicitation of an Acquisition Proposal.

5.12 Customer Accounts. Together with the delivery of the Closing Date Balance Sheet, Seller shall cause the Company to deliver to Purchaser schedules (which information contained therein shall be as of the date of the Closing Date Balance Sheet) in electronic format setting forth (a) for each Customer Account, the (i) account number, (ii) name and address of the account holder, (iii) number of trades in the last twelve (12) months, if any, (iv) net equity in the account, if any, and (iv) commissions and email addresses and (b) the Company’s marketing database, including the email addresses contained therein, prospects and customers. After the Closing. Seller shall continue to make available and maintain the foregoing account information in the manner provided in the Transitional Services Agreement.

5.13 Certain Consents. With respect to any Contracts to which any of Seller or any of its Affiliates is a party that (a) require the consent of the other party thereto to the consummation of the Purchase, and (b) are integral to the conduct of the business of the Company as conducted on the date of this Agreement, Seller will, and will cause its applicable Affiliates to, use its commercially reasonable efforts to obtain such third-party consents as are necessary to permit such Contracts to continue in full force and effect after the Closing. Seller and Purchaser agree that, in the event any such assignment cannot be obtained prior to the Closing, Seller and its applicable Affiliate (including, prior to the Closing, the Company), on the one hand, and Purchaser and, following the Closing, the Company, on the other hand, will cooperate with each other in attempting to obtain such consent as promptly as practical following the Closing. Unless and until such consent is obtained, Seller shall, or shall cause its applicable Affiliate to use its best reasonable efforts to provide the Company with the rights and benefits of the affected Contract, in which case, the Company shall assume the obligations and burdens thereunder.

5.14 Excluded Assets and Services. On or prior to the Closing Date, the Company shall (i) transfer to an Affiliate of Seller all of the tangible and intangible assets of the Company identified on Schedule 5.14(a) (the “Excluded Assets”) and (ii) terminate each of the real property sub-leases with an Affiliate of the Company identified on Schedule 5.14(b) (the assets, contracts and services described in clauses (a) and (b), collectively, the “Excluded Assets and Services”).

5.15 Managers’ and Officers’ Indemnification and Insurance. (a) For a period of six (6) years from the Closing Date Purchaser shall not, and shall cause its Affiliates and the Company not to, amend, repeal or otherwise modify the provisions of Article V of the LLC Agreement in any manner that would affect adversely the rights thereunder of individuals who, prior to the Closing Date, were members, managers, directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. Purchaser shall guarantee the Company’s obligations set forth in Article V of the LLC Agreement.

(b) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, or at Purchaser’s option, Purchaser, shall assume the obligations of Purchaser set forth in this Section 5.15.

5.16 Non-Competition. (a) Except to the extent permitted by paragraph (b) below, without the prior written consent of Purchaser, for a period of two (2) years after the Closing (the “Restricted

Period”), none of Seller or any of its Affiliates shall engage, directly or indirectly, in the discount retail securities brokerage business including through an online distribution channel, excluding the offering of an online securities brokerage facility as part of a diversified suite of products offered solely to Customers of depository institutions Affiliated with the Seller and not on a stand-alone basis (the “Restricted Business”), anywhere in the Territory or, directly or indirectly, own an interest in, manage, operate, control, or otherwise, directly or indirectly, engage in the ownership, management, operation or control of, any Person engaged in the Restricted Business in the Territory.

(b) The restrictions set forth in Section 5.16(a) shall not be construed to prohibit or restrict any Person from acquiring Seller or any of its Affiliates, nor shall they be construed to prohibit or restrict Seller or any of its Affiliates from:

(i) offering asset management products or conducting its investment advisory business in the ordinary course;

(ii) providing banking or back-office services in support of another entity that is engaged in the Restricted Business so long as such services are provided in a manner that does not give the impression that the provider of such banking or back-office services is itself engaged in the Restricted Business;

(iii) acquiring, or otherwise combining with, during the Restricted Period, any diversified business engaged in the Restricted Business with non-Affiliated Persons, as long as during each year of the Restricted Period, the percentage of revenues of such business attributable to such Restricted Business during the preceding fiscal year represents less than thirty percent (30%) of such business’s total revenues during such period (based on such business’s latest financial statements);

(iv) merging or otherwise entering into a business combination with a Canadian financial institution (or a holding company therefor) having equity securities listed on a securities exchange;

(v) owning securities having no more than five percent (5%) of the outstanding voting power of any Person engaged in the Restricted Business which are listed on any national securities exchange or traded actively in the national over-the-counter market or owning securities of any Person in the ordinary course of its brokerage business so long as Seller or such Affiliate has no other involvement with such Person other than in the ordinary course of its business;

(vi) operating its business (excluding the Company) as it is being conducted as of the date hereof;

(vii) acting as a fiduciary or nominee for any trust or similar account holding, directly or indirectly, equity securities of an entity that engages in or includes a Restricted Business; or

(viii) offering any product or service to Canadian nationals residing in the Territory.

(c) Notwithstanding anything contained in this Section 5.16, the provisions of Section 5.16(a) and (d) shall not apply to the surviving entity in any merger or business combination described in Section 5.16(b)(iv) or such surviving entity’s Affiliates.

(d) For a period of three (3) years after the Closing, none of Seller or any of its Affiliates will (and Seller shall caused its controlled Affiliated not to), directly or indirectly, use any customer lists, customer prospect information or information with respect to Customers developed by or for the use of the Company or obtained from information provided by the Company, for any purpose, including to (i) induce any Person that is a customer of the Company as of the date hereof or as of the Closing Date (a “Customer”) to patronize any business engaged in the Restricted Business; (ii) canvass, solicit, or accept from any Customer, any such business; or (iii) request or advise any Customer or vendor of the Company to withdraw, curtail or cancel any such Customer’s or vendor’s business with the Company that constitutes Restricted Business; provided, however, that the restrictions set forth in this Section 5.16(c) shall not be construed to prohibit or restrict (x) any general solicitation or advertisement originating outside of, and not specifically targeted to or reasonably expected to target, the Territory, (y) continuing to service, except with respect to the Restricted Business, consistent with past practice, Customers of both the Company and Seller or its Affiliates or (z) offering services to any employee of Seller or any of its Affiliates to the extent that such services are generally available to employees of Seller or its Affiliates.

(e) For a period of two (2) years after the Closing, Seller will not in any way, directly or indirectly, (i) solicit for employment, or knowingly permit any Affiliate to solicit for employment, any officer or employee who was employed by the Company as of the Closing Date and continue to be employed by the Company after the Closing Date, or in any manner seek to induce any such person to leave the employ of Purchaser or the Company or (ii) hire for employment, or knowingly permit any Affiliate to hire for employment, any officer or any management or sales employee or any other employee who at the Closing is compensated at a base salary of $75,000 or more and in each case who was employed by the Company as of the Closing Date or at any time during the six (6) months prior to the Closing Date, except for employees terminated by the Purchaser or the Company following the Closing.

(f) If Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 5.16 (the “Restrictive Covenants”), the Company and Purchaser shall have the right and remedy (upon compliance with any necessary prerequisites imposed by Law upon the availability of such remedies), to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against Seller or any of its Affiliates of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and Purchaser and that money damages will not provide adequate remedy to the Company and Purchaser. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and Purchaser under law or in equity.

(g) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. In addition, if any court of any one or more of jurisdictions holds the Restrictive Covenants wholly or partially unenforceable, it is the intention of the Company, Purchaser and Seller that such determination not bar or in any way affect the Company’s and Purchaser’s rights to the relief provided above in the courts of any other jurisdiction as to breaches of such Restrictive Covenants in such other jurisdictions.

(h) From and after the date hereof, Purchaser agrees that it and its Affiliates will not, directly or indirectly, use any customer lists, customer prospect information or information with respect to Customers developed by or for the use of the Company, or obtained from information provided by the Company, to solicit any Customer that has an Excluded Account (and has no other continuing business relationship with the Company as of the date hereof) for any securities brokerage business.

5.17 Transfer of Cash Balances. At the Closing, Harris Deposits shall transfer all of the Subject Cash Balances to E*TRADE Bank (the “E*TRADE Bank”). If the OTS Approval shall not have been obtained and the Closing shall have occurred in accordance with Section 6.1(d), the transfer of the Subject Cash Balances shall not be part of or a condition to the Closing and such transfer shall occur only upon receipt of the OTS Approval. Between Closing and receipt of the OTS Approval, Purchaser shall continue to use its reasonable best efforts to receive the OTS Approval; provided, however, that in lieu of a transfer of Cash Balances to the E*TRADE Bank, (a) Purchaser may elect to instruct Seller to cause and Seller shall cause Harris Deposits to create a deposit account at E*TRADE Bank at which Harris Deposits will maintain deposits equal to the Subject Cash Balances in a correspondent banking arrangement, subject to a mutually satisfactory agreement between Harris Deposits and E*TRADE Bank with respect to any necessary servicing fees or operational matters and/or (b) the parties may take such other actions to transfer the Subject Cash Balances to E*TRADE Bank as may be legally permissible and reasonably acceptable to the parties.

5.18 Termination of Contracts. As soon as practicable after the Closing, the Company shall cause the contracts and agreements set forth on Schedule 5.18 of the Disclosure Letter to be terminated and Seller shall be responsible for all costs and expenses related to such termination, including, but not limited to, any and all termination fees and penalties, provided that Seller shall have the right to control the timing and the financial terms of any such termination, and shall act as the delegate of the Company for such purpose. Purchaser and Seller shall cooperate with and provide all assistance to the other party that such party reasonably requests in terminating such contracts and agreements, including using reasonable best efforts to cause third parties to cooperate in the timely transitioning of any Customer Accounts in anticipation of, and following, the termination of such contracts. After the Closing, the Company and Seller, as the Company’s delegate, shall reasonably diligently pursue the termination of such contracts and agreements, and shall coordinate and organize their efforts for such purpose as soon as practicable after the date hereof. Seller shall keep Purchaser informed of all material discussions with the counterparties to such contracts and agreements and shall, to the extent reasonably practicable, permit Purchaser and its representatives to participate in all meetings and negotiations with respect to such terminations. Any such termination shall include a full and unconditional release of Purchaser and its Affiliates (including the Company) from any and all liabilities arising solely out of the early termination of such contracts as contemplated by this Section 5.18. The parties shall treat any payment by Seller of the costs and expenses related to such terminations of contracts as a reduction in the Purchase Price.

5.19 Transitional Services Agreement. The parties agree to negotiate in good faith and to use all commercially reasonable efforts to amend, modify or restate the Transitional Services Agreement to include additional necessary services, including with respect to the Excluded Assets and Services, cost information and terms for the services included in the schedules to the Transitional Services Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Seller, Purchaser and the Company. The obligations of Seller, Purchaser and the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, Purchaser and the Company on or prior to the Closing Date of each of the following conditions:

(a) The waiting period under the HSR Act shall have been terminated or expired, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

(b) No Governmental Order shall have been entered and remain in effect which would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement.

(c) Purchaser shall have obtained the OTS Approval. If the OTS Approval shall not have been obtained by the date that is sixty (60) days following the date hereof, this condition shall be deemed to have been waived by Purchaser and Seller, and the provisions of Section 5.17 shall apply.

(d) All consents, approvals and actions of, filings with, and notices to, any Governmental Entity (excluding the OTS Approval) required by Purchaser or Seller with regard to the transactions contemplated by this Agreement, shall have been obtained or made and remain in full force and effect; provided that this condition shall be deemed satisfied if the failure to make or obtain any consent, approval, action, filing or notice prior to the consummation of the transactions contemplated hereby would be of immaterial significance to the conduct of business of the Company following Closing.

6.2 Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a) Any failure of any of the representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein except in Sections 3.4 and 3.6), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had, or reasonably be expected to have, a Material Adverse Effect.

(b) Seller and the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

(c) Since the date of this Agreement there shall not have occurred any change, event, circumstances or development that has had or would be reasonably likely to have a Material Adverse Effect.

(d) Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a senior executive officer, as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b).

(e) Each officer and manager of the Company (other than the Persons to be designated by Purchaser as officers or managers of the Company prior to the Closing) shall have resigned from all of his or her positions as a manager and as an officer of the Company, effective as of the Closing.

(f) Additional Documents. Seller shall have delivered to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser and its counsel to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.3 Conditions to the Obligation of Seller and the Company. The obligation of Seller and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Any failure of any of the representations and warranties of Purchaser set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had, or reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

(c) Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by a senior executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 6.3(a) and (b).

ARTICLE VII

INDEMNIFICATION

7.1 Survival.

(a) The representations and warranties in this Agreement shall survive the Closing as follows:

(i) the representations and warranties in Sections 2.1 (Authorizations, etc.), 2.3 (Ownership of Membership Interests), 3.1 (Corporate Status, etc.) and 3.2 (Capitalization) shall survive the Closing indefinitely;

(ii) the representations and warranties in Section 3.8 (Tax Matters) shall survive until the date that is 60 days after expiration of the relevant statute of limitation; and

(iii) all other representations and warranties in this Agreement shall survive the Closing and will not terminate until the date that is eighteen (18) months following the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Closing and this Article VII shall survive the Closing.

7.2 Indemnification of Purchaser by Seller.

(a) From and after the Closing Date, subject to the provisions of Sections 7.4 and 7.5, Seller shall indemnify and save and hold harmless Purchaser and its subsidiaries and their respective officers, directors and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified Parties, directly or indirectly, resulting from or arising out of: (i) any failure of any representation or warranty made by Seller or the Company to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date, provided, however, that if any such representation or warranty (other than the representations and warranties made pursuant to Sections 3.4) is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph such qualifiers will in all respects be ignored and, provided, further, that, for the avoidance of doubt, any Taxes or Covered Losses which result from a failure of any representation or warranty in Section 3.8 to be true and correct and for which the Purchaser and its Affiliates are entitled to be indemnified under Section 5.7(g)(i) shall be governed solely by Section 5.7 and shall be excluded from Section 7.2(a)(i) and the other provisions of this Article VII; (ii) any nonfulfillment or breach of any covenant or agreement made by Seller or the Company in this Agreement; (iii) the operation of, and all events and circumstances relating to the Excluded Accounts except as may otherwise be provided under the IB Agreement, provided that the matters for which indemnification is provided in this clause (iii) shall not include performance or non-performance by any party to the IB Agreement after the Closing; (iv) the matters set forth on Schedule 7.2(a)(iv) to this Agreement; and (v) the matters set forth on Schedule 7.2(a)(v) to this Agreement, provided that Seller shall have no liability for indemnification pursuant to this Section 7.2(a)(v) with respect to any Covered Losses for which indemnification is provided hereunder unless such Covered Losses exceed in the aggregate $5,000,000, in which case Seller shall be liable for all such Covered Losses in excess of $5,000,000.

(b) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 7.2(a) after the expiration of the applicable statute of limitations or survival period with respect to inaccuracies in or breaches of the representations and warranties of Seller or the Company referenced in Section 7.1(a); provided that if on or prior to such expiration of the statute of limitations or survival period, as the case may be, a notice of claim shall have been given to Seller pursuant to Section 7.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

(c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 7.2 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account designated in writing by the applicable Purchaser Indemnified Party to Seller within fifteen (15) days after the determination thereof.

7.3 Indemnification of Seller by Purchaser.

(a) From and after the Closing Date, subject to the provisions of Sections 7.4 and 7.5, Purchaser shall indemnify and save and hold harmless Seller and its officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any failure of any representation or warranty made by Purchaser to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date, provided, however, that if any such representation or warranty is qualified in any respect by materiality or Purchaser Material Adverse Affect, for purposes of this paragraph such qualifiers will in all respects be ignored; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; and (iii) actions taken by Purchaser, the Company or their respective subsidiaries after the Closing Date in connection with the conduct of the business of the Company.

(b) The Seller Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 7.3(a) after the date that is eighteen (18) months after the Closing Date; provided that if on or prior to such date, a notice of claim shall have been given to Purchaser pursuant to

Section 7.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

(c) Any indemnification of a Seller Indemnified Party pursuant to this Section 7.3 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account designated by the applicable Seller Indemnified Party to Purchaser within fifteen (15) days after the determination thereof.

7.4 Procedures Relating to Indemnification.

(a) In order for an indemnified party to be entitled to any indemnification provided for under this Article VII in respect of, arising out of or involving a claim or demand made by any Person, firm, Governmental Entity or corporation (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim as promptly as practicable after receipt.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefore, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes (A) an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) Notwithstanding any contrary provisions contained in Section 7.4(b), with respect to any Third-Party Claim for which indemnification is available under Section 7.2(a)(v), each of Purchaser and Seller shall be entitled to participate jointly in controlling the defense of such Third-Party Claim, and the Purchaser Indemnified Parties shall not be entitled to admit any liability with respect to, or settle, compromise or discharge, any such Third-Party Claim if and to the extent that Seller may be required to bear any of the liability, cost or expense associated with such Third-Party Claim. In addition, notwithstanding the preceding provisions of this Section 7.4, if a Third-Party Claim is made in respect of which a Purchaser Indemnified Party would be entitled to recover from Seller under Section 7.2 by reason of a failure of a representation or warranty in Section 3.8 to be true or correct, then such Third-Party Claim shall be governed by procedures corresponding to those in Section 5.7(f) and not by the preceding sentences of this Section 7.4.

7.5 Limitations on Indemnification.

(a) Seller shall have no liability for indemnification pursuant to Section 7.2(a)(i) or 7.2(a)(ii) (solely with respect to covenants of Seller requiring performance on or prior to the Closing) (i) with respect to Covered Losses in respect of any individual claim or demand for which the Covered Losses do not exceed $25,000 and (ii) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses (after giving effect to the foregoing clause (i)) exceed in the aggregate $10,000,000 (the “Deductible”), in which case Seller shall be liable for all such Covered Losses in excess of the Deductible; provided that in no event shall the aggregate indemnification to be paid by Seller pursuant to Section 7.2(a)(i) or 7.2(a)(ii) (solely with respect to covenants of Seller requiring performance on or prior to the Closing) exceed $125,000,000. The limitations set forth in this Section 7.5(a) shall not apply in respect of fraudulent breaches of representations and warranties.

(b) Purchaser shall have no liability for indemnification pursuant to Section 7.3(a)(i) or 7.3(a)(ii) (solely with respect to covenants of Purchaser requiring performance on or prior to the Closing) (i) with respect to Covered Losses in respect of any individual claim or demand for which the Covered Losses do not exceed $25,000 and (ii) with respect to Covered Losses (after giving effect to the foregoing clause (i)) for which indemnification is provided hereunder unless such Covered Losses exceed in the aggregate the Deductible, in which case Purchaser shall be liable for all such Covered Losses in excess of the Deductible; provided that in no event shall the aggregate indemnification to be paid by Purchaser pursuant to Section 7.3(a)(i) or 7.3(a)(ii) (solely with respect to covenants of Purchaser requiring performance on or prior to the Closing) exceed $125,000,000. The limitations set forth in this Section 7.5(b) shall not apply in respect of fraudulent breaches of representations and warranties.

(c) Each indemnified party shall use its commercially reasonable efforts to mitigate any Covered Losses. In the event an indemnified party fails to so mitigate any Covered Loss, the indemnifying party shall have no liability for any portion of such Covered Loss that reasonably could have been avoided had the indemnified person made such efforts.

(d) No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.

7.6 Exclusive Remedy. This Article VII shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except in respect of Taxes and Losses described in Section 5.7(g), which shall be governed exclusively by Section 5.7 and not the preceding provisions of this Article VII.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and Seller;

(b) By Seller or Purchaser, by written notice to the other party, if the Closing shall not have occurred by March 31, 2006 (the “Termination Date”), unless such date is extended by the mutual written consent of Seller and Purchaser; provided, that no party may terminate this Agreement pursuant to this Section 8.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c) By either Purchaser or Seller, by written notice to the other party, if:

(i) (i) with respect to termination by Seller, if there has been a breach of any covenant or a breach of any representation or warranty of Purchaser contained in this Agreement or (ii) with respect to termination by Purchaser, if there has been a breach of any covenant or a breach of any representation or warranty of Seller or the Company contained in this Agreement, and in either case such breach would cause the failure of any condition precedent set forth in Article VI, provided that any such breach of a covenant or representation or warranty has not been cured within thirty (30) days following receipt by the breaching party of written notice of such breach;

(ii) (A) a Governmental Order shall have been issued by a Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting the Closing, and such Governmental Order shall have become final and nonappealable, or (B) any Law shall have been enacted by any Governmental Entity in the United States which prohibits the consummation of the Closing.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or Affiliates; provided, however, that the agreements contained in Sections 5.5 (Publicity), Section 10.1 (Expenses) and this Section 8.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall return to Seller all documents and other materials received from Seller, the Company, their Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(ii) all confidential information received by Purchaser with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX

DEFINITIONS

9.1 Definition of Certain Terms. The terms defined in this Article IX, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated, and the words “hereof” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision. The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used.

Accountants: the meaning set forth in Section 1.3(d).

Acquisition Proposals: the meaning set forth in Section 5.11.

Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

Agreement: the meaning set forth in the Preamble.

Allocation Statement: the meaning set forth in Section 5.7(i).

Assets: the meaning set forth in Section 3.18.

Audited Financial Statements: the meaning set forth in Section 3.4.

Balance Sheet Date: the meaning set forth in Section 1.3(a).

Balance Sheet Principles: the accounting principles, methodologies, policies and practices set forth in Schedule 1.3(a) of the Disclosure Letter.

Benefit Plan: the meaning set forth in Section 3.13(a).

Brokerage Account Contracts: agreements with Customers for the provision of internet-based securities trade execution and brokerage services.

Cash Balance: with respect to any Customer Account, shall mean the free credits in such account, the aggregate cash balance held in any cash account or asset manager account associated with such Customer Account and the aggregate value of any cash held in money market funds associated with such Customer Account.

Closing: the meaning set forth in Section 1.5.

Closing Date: the meaning set forth in Section 1.5.

Closing Date Balance Sheet: the meaning set forth in Section 1.3(b).

Closing Net Capital: the meaning set forth in Section 1.3(b).

Closing Net Capital Statement: the meaning set forth in Section 1.3(b).

Code: the Internal Revenue Code of 1986, as amended.

Company: the meaning set forth in the preamble.

Company Securities: any membership interests or other equity interests in, or securities of, the Company or any securities, rights or obligations convertible or exchangeable into or exercisable for any securities of the Company.

Confidentiality Agreement: the meaning set forth in Section 5.3(a).

Consent: any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.

Contract: any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Covered Loss: any and all losses, liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), in each case that are due and payable, including without limitation any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law, Contract, commitment or undertaking; provided, however, that Covered Loss shall exclude any loss that has been reserved against in the Financial Statements (to the extent of such reserve). The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of any net insurance proceeds received or confirmed in writing to be available by the indemnitee on account of such Covered Loss. The indemnitee shall (i) seek full recovery from any third parties and under all insurance policies covering any Covered Loss and (ii) use its commercially reasonable efforts to mitigate any actual or potential Covered Loss, in each case from and to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event that an insurance or other recovery is made, or a Tax benefit is recognized, by the indemnitee with respect to any Covered Loss for which it has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or benefit shall be made promptly to the indemnitor that provided such indemnity payments to such indemnitee.

Customer: the meaning set forth in Section 5.16(d).

Customer Account: an account established by a Customer that has entered into a Brokerage Account Contract, but excluding the Excluded Accounts. For the avoidance of doubt, if the holder of an Excluded Account also owns an account for the provision of internet-based securities trade execution and brokerage services, such additional account is deemed a Customer Account.

Deductible: the meaning set forth in Section 7.5(a).

Disclosure Letter: the meaning set forth in the first paragraph of Article III.

Estimated Net Capital: the meaning set forth in Section 1.3(a).

Employee: the meaning set forth in Section 3.13(a).

ERISA: the meaning set forth in Section 3.13(a)

ERISA Affiliate: the meaning set forth in Section 3.13(c).

ERISA Plans: the meaning set forth in Section 3.13(b).

Exchange Act: the Securities Exchange Act of 1934, as amended.

Excluded Accounts: Those customer accounts of the Company identified on Schedule 9.1.

Excluded Assets: the meaning set forth in Section 5.14.

Excluded Assets and Services: the meaning set forth in Section 5.14.

Financial Statements: the meaning set forth in Section 3.4.

GAAP: United States generally accepted accounting principles.

Governmental Entity: any U.S. domestic federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent), including, without limitation, the SEC and all SROs having authority over the business of the Company.

Governmental Order: any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.

Harris Deposits: the meaning set forth in Section 2.4.

Harris Nesbitt: the meaning set forth in Section 1.8.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

IB Agreement: the meaning set forth in Section 1.8.

Indicative Balance Sheet: the meaning set forth in Section 1.3(a).

Intellectual Property: all (i) trademarks, service marks, Internet domain names, trade dress, logos, trade names, and other source identifiers, applications and registrations for the foregoing, and the goodwill associated therewith and symbolized thereby; (ii) patents, patent applications (and any continuations, continuations-in-part, or divisionals thereon) and statutory invention registrations; (iii) confidential and proprietary information, including trade secrets, confidential and proprietary databases, and know-how; and (iv) copyrights, including copyrights in computer software, programs, databases and Internet websites, and applications and registrations for the foregoing, along with all rights to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing (i) through (iv).

Intellectual Property Contract: any written Contract to which the Company is a party, pursuant to which the Company licenses Intellectual Property to or from a third party, excluding “shrink-wrap” or “click-wrap” agreements or other agreements for generally commercially-available software.

Intercompany Subordinated Debt: $29.5 million floating rate subordinated loan due June 30, 2008 made pursuant to loan agreement between the Company and Seller, and reflected as Liabilities Subordinated to the Claims of General Creditors on the Closing Date Balance Sheet.

IRS: the Internal Revenue Service.

IT Assets: computer systems, networks, hardware, computer software and databases, routers, hubs, switches, data communication lines and all other information technology equipment used in connection with the business of the Company as currently conducted.

knowledge: when used with respect to the Company, the actual knowledge of Bruce Schwenger, Charles Piermarini, Michael Smyth and Michael Hogan, after reasonable inquiry of the respective management employees directly reporting to each of them as of the date hereof.

Law: any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, guideline or other requirement (including those of any securities or commodities exchange or SRO).

Leased Real Property: the meaning set forth in Section 3.15(c).

Leases: the meaning set forth in Section 3.15(c).

Legal Proceeding: any domestic judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), complaints, disputes, investigations, actions or governmental proceedings.

Liabilities: any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

Lien: any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, preferential arrangement, option, easement, covenant, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

LLC Agreement: the Second Amended and Restated Limited Liability Company Agreement of Harris Investor Services LLC dated May 1, 2002.

Logo Design: the meaning set forth in Section 5.9(c).

Losses: the meaning set forth in Section 5.7(g)(i).

Material Adverse Effect: a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company; provided, however, that any such effect resulting or arising from or relating to any change (A) in Law or GAAP or interpretations thereof effective after the date of this Agreement, (B) in economic or political conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism) affecting the retail brokerage business generally and not the Company specifically, (C) financial, securities or other market conditions or prevailing interest rates affecting the retail brokerage business generally and not the Company specifically or (D) resulting proximately from the announcement of, or actions required or contemplated to be taken in connection with, the transactions contemplated by this Agreement shall not be considered when determining if a Material Adverse Effect has occurred.

Material Contracts: the meaning set forth in Section 3.17.

Material IP Contract: the meaning set forth in Section 3.16(a).

Membership Interests: the meaning set forth in the recitals.

NASD: The National Association of Securities Dealers, Inc. and its wholly-owned subsidiary, NASD Regulation, Inc.

Net Capital: “net capital” of the Company, as determined pursuant to Rule 15c3-1 of the Exchange Act, except that such determination shall exclude and not give credit to any indebtedness for borrowed money that would otherwise qualify as “net capital” for purposes of Rule 15c3-1.

NYSE: The New York Stock Exchange, Inc.

OCC: the Office of the Comptroller of the Currency.

OTS: the Office of Thrift Supervision.

OTS Approval: the approval of the transfer of the Subject Cash Balances to E*TRADE Bank by the OTS.

Organizational Documents: with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its equivalent constitutional or organizational documents.

Owned Real Property: the meaning set forth in Section 3.15(a).

Parent Affiliate: the meaning set forth in Section 5.3(b).

Pension Plan: the meaning set forth in Section 3.13(c).

Permits: the meaning set forth in Section 3.12(a).

Permitted Liens: such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, or for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) calendar days; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

Post-Closing Tax Period: the meaning set forth in Section 5.7(b)(iii).

Pre-Closing Returns: the meaning set forth in Section 5.7(b)(i).

Pre-Closing Tax Period: the meaning set forth in Section 5.7(b)(iii).

Price Allocation: the meaning set forth in Section 5.7(i).

Purchase: the meaning set forth in Section 1.1.

Purchase Price: the meaning set forth in Section 1.2.

Purchaser: the meaning set forth in the preamble.

Purchaser Indemnified Parties: the meaning set forth in Section 7.2(a).

Purchaser Material Adverse Effect: any circumstance, event, occurrence, change or effect that would reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Purchaser Plans: the meaning set forth in Section 5.6(b).

Registered: issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Registered Representatives: the meaning set forth in Section 3.11(b).

Restricted Business: the meaning set forth in Section 5.16(a).

Restricted Period: the meaning set forth in Section 5.16(a).

Restrictive Covenants: the meaning set forth in Section 5.16(c).

Scheduled Intellectual Property: the meaning set forth in Section 3.16(a).

SEC: the United States Securities and Exchange Commission.

Section 338(h)(10) Election: the meaning set forth in Section 5.7(i).

Seller: the meaning set forth in the preamble.

Seller Indemnified Parties: the meaning set forth in Section 7.3(a).

Seller Marks: the meaning set forth in Section 5.9(a).

Seller Objection: the meaning set forth in Section 1.3(c).

Seller Objection Notice: the meaning set forth in Section 1.3(c).

Seller Review Period: the meaning set forth in Section 1.3(c).

SRO: a Self Regulatory Organization registered under the Exchange Act, including the NYSE and the NASD.

Straddle Tax Period: the meaning set forth in Section 5.7(b)(iii).

Subject Cash Balances: the Cash Balances that are held on deposit at Harris Deposits.

Taxes: the meaning set forth in Section 3.8(i).

Tax Indemnified Party: the meaning set forth in Section 5.7(f).

Tax Indemnifying Party: the meaning set forth in Section 5.7(f).

Tax Matter: the meaning set forth in Section 5.7(f).

Tax Referee: the meaning set forth in Section 5.7(i).

Tax Return: the meaning set forth in Section 3.8(i).

Tax Sharing Agreement: the meaning set forth in Section 3.8(e).

Termination Date: the meaning set forth in Section 8.1(b).

Territory: the United States and the United States possessions, protectorates and territories.

Third-Party Claim: the meaning set forth in Section 7.4(a).

Transitional Services Agreement: the meaning set forth in the recitals to this Agreement.

Unaudited Financial Statements: the meaning set forth in Section 3.4.

Welfare Plans: the meaning set forth in Section 5.6(c).

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. Except as otherwise specifically provided in this Agreement, Seller and the Company, on the one hand, and Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected; provided that Purchaser shall be responsible for all filing fees in connection with (i) the filings required by the HSR Act and (ii) any other filings with Governmental Entities; and provided, further, that Seller and its Affiliates (other than the Company) shall be responsible for (i) all attorney’s fees of the Company incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) the fees and expenses of Merrill Lynch & Co.

10.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to perform its obligations hereunder.

10.3 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement.

10.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax or email, provided that the fax or email is promptly confirmed by telephone confirmation thereof, as follows:

(a)	if to Seller or the Company,
Harris Financial Corp.
Executive Offices–Four West
111 West Monroe Street
Chicago, Illinois 60603
	Fax:	(312) 765-8106
	Telephone:	(312) 461-3167
	Attention:	Paul V. Reagan
Executive Vice President and General Counsel
	Email:	Paul.Reagan@harrisbank.com
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Fax:	(212) 558-3588
	Telephone:	(212) 558-4000
	Attention:	H. Rodgin Cohen
John J. O’Brien
	Email:	CohenHR@sullcrom.com
OBrienJJ@sullcrom.com
and

(a)	if to Purchaser,
E*TRADE Financial Corporation
671 North Globe Road
Arlington, Virginia 22203
	Fax:	(571) 227-7426
	Telephone:	(703) 236-8610
	Attention:	Russell S. Elmer
Executive Vice President and General Counsel
	Email:	relmer@etrade.com
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
	Fax:	(212) 878-8375
	Telephone:	(212) 878-8335
	Attention:	Karl A. Roessner
	Email:	karl.roessner@cliffordchance.com

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax or telegram, on the next day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.6 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that Purchaser may assign its rights (but not its obligations) hereunder arising at and after the Closing to one or more financial institutions which may provide financing to Purchaser in connection with the transactions contemplated by this Agreement. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, any Affiliate of the Company, and the successors and assigns permitted by this Section 10.6, any right, remedy or claim under or by reason of this Agreement other than Section 5.15.

10.7 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.9 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

10.10 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

10.12 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE.

10.13 Consent to Jurisdiction, etc.

(a) The parties consent to non-exclusive jurisdiction in any United States Federal court or state court sitting in the City of Wilmington, Delaware as to any dispute or claim as to which there is subject matter jurisdiction in such court (and any courts from which appeals from judgments of such court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court in accordance with the provisions of Section 10.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.14 Waiver of Punitive and Other Damages and Jury Trial.

(a) EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HARRIS FINANCIAL CORP.

By	/s/ Paul V. Reagan
Name:	Paul V. Reagan
Title:	Executive Vice President and General Counsel

HARRISDIRECT LLC

By	/s/ Charles N. Piermarini
Name:	Charles N. Piermarini
Title:	President and Chief Executive Officer

E*TRADE FINANCIAL CORPORATION

By	/s/ Mitchell H. Caplan
Name:	Mitchell H. Caplan
Title:	Chief Executive Officer